Exhibit 99.2
AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and December 31, 2005
(In thousands, except share and per share data)

	December 31,	December 31,
	2006	2005
Assets:
Real estate investments, at cost:
Land	$333,716	$475,457
Land held for development	14,632	24,563
Buildings and improvements	1,947,977	2,645,618
Equipment and fixtures	283,704	401,661
Leasehold interests	16,039	9,579
Investment in joint venture	21,903	—

Total real estate investments, at cost	2,617,971	3,556,878
Less accumulated depreciation	(297,371)	(260,852)

Total real estate investments, net	2,320,600	3,296,026
Cash and cash equivalents	106,006	110,245
Restricted cash	76,448	73,535
Marketable investments and accrued interest	3,457	3,353
Pledged treasury securities, net	32,391	—
Tenant and other receivables, net of allowance	62,946	51,435
Prepaid expenses and other assets	32,191	37,789
Assets held for sale	594,781	341,338
Intangible assets, net of accumulated amortization of $70,044 and $64,369	314,753	642,467
Deferred costs, net of accumulated amortization of $20,070 and $13,179	62,591	67,388

Total assets	$3,606,164	$4,623,576

Liabilities and Shareholders’ Equity:
Mortgage notes payable	$1,557,313	$2,467,596
Credit facilities	212,609	171,265
Convertible notes, net	446,343	446,134
Accounts payable	7,246	4,350
Accrued interest expense	15,601	19,484
Accrued expenses and other liabilities	58,940	55,938
Dividends and distributions payable	25,328	35,693
Below-market lease liabilities, net of accumulated amortization of $10,874 and $8,912	57,173	67,613
Deferred revenue	179,456	150,771
Liabilities related to assets held for sale	247,798	243,665

Total liabilities	2,807,807	3,662,509
Minority interest	12,393	53,224
Shareholders’ equity:
Preferred shares, 100,000,000 shares authorized at $0.001 per share, no shares issued and outstanding at December 31, 2006 and 2005, respectively	—	—
Common shares, 500,000,000 shares authorized at $0.001 per share, 130,966,141 and 128,712,181 issued and outstanding at December 31, 2006 and 2005, respectively	131	129
Capital contributed in excess of par	1,389,827	1,371,648
Accumulated deficit	(599,596)	(457,313)
Accumulated other comprehensive loss	(4,398)	(6,621)

Total shareholders’ equity	785,964	907,843

Total liabilities and shareholders’ equity	$3,606,164	$4,623,576

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$254,558	$220,669	$148,537
Operating expense reimbursements	168,266	156,138	81,358
Interest and other income	6,425	5,202	3,143

Total revenues	429,249	382,009	233,038

Expenses:
Property operating expenses:
Ground rents and leasehold obligations	14,340	13,429	8,726
Real estate taxes	43,068	35,263	21,462
Property and leasehold impairments	10,416	144	446
Other property operating expenses	167,626	143,397	73,506

Total property operating expenses	235,450	192,233	104,140
Marketing, general and administrative	24,934	24,144	23,888
Broken deal costs	176	1,220	227
Repositioning	9,065	—	—
Amortization of deferred equity compensation	8,687	10,411	9,078
Outperformance plan — contingent restricted share component	—	—	(5,238)
Severance and related accelerated amortization of deferred compensation	21,917	4,503	1,857
Interest expense on mortgages and other debt	142,376	120,482	72,083
Depreciation and amortization	126,244	115,468	73,906

Total expenses	568,849	468,461	279,941

Loss before net gain on sale of land, equity in loss from joint venture, net loss on investments, minority interest and discontinued operations	(139,600)	(86,452)	(46,903)
Gain on sale of land	2,043	1,596	80
Equity in loss from joint venture	(1,397)	—	—
Net loss on investments	—	(530)	(409)

Loss from continuing operations before minority interest	(138,954)	(85,386)	(47,232)
Minority interest	2,753	1,967	1,800

Loss from continuing operations	(136,201)	(83,419)	(45,432)
Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $1,783, $3,079 and $149 for the years ended December 31, 2006, 2005 and 2004, respectively	(75,545)	(29,823)	(2,296)
Yield maintenance fees, net of minority interest of $15,564, $16 and $103 for the years ended December 31, 2006, 2005 and 2004, respectively	(46,408)	(567)	(3,060)
Net gains on disposals, net of minority interest of $74,046, $562 and $934 for the years ended December 31, 2006, 2005 and 2004, respectively	237,556	20,194	28,543

Income (loss) from discontinued operations	115,603	(10,196)	23,187

Net loss	$(20,598)	$(93,615)	$(22,245)

Basic and diluted income (loss) per share:
From continuing operations	$(1.07)	$(0.70)	$(0.44)
From discontinued operations	$0.90	$(0.08)	$0.22

Total basic and diluted loss per share	$(0.17)	$(0.78)	$(0.22)

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)

			Capital	Retained	Accumulated
	Shares of	Common	Contributed	Earnings	Other
	Beneficial	Shares	in Excess of	(Accumulated	Comprehensive
	Interest	at Par	par	Deficit)	Income (Loss)	Total
Balance, December 31, 2003	108,096,217	$108	$1,086,270	$(94,557)	$(14,220)	$977,601
Net loss	—	—	—	(22,245)	—	(22,245)
Other comprehensive income (loss):
Reclassification adjustment for losses reclassified into operations	—	—	—	—	2,034	2,034
Unrealized loss on derivatives	—	—	—	—	(1,436)	(1,436)
Unrealized loss on available for sale securities	—	—	—	—	(438)	(438)
Minority interest allocation	—	—	—	—	(228)	(228)

Total comprehensive loss	—	—	—	—	—	(22,313)

Issuance of common shares, net of expenses	16,854	—	244	—	—	244
Exercised options of common shares	748,946	1	7,551	—	—	7,552
Conversion of Operating Partnership units into common shares	1,520,688	2	9,178	—	—	9,180
Dividends declared at $1.02 per share	—	—	—	(112,578)	—	(112,578)
Issuance of restricted shares	619,230	—	—	—	—	—
Amortization of deferred equity compensation	—	—	10,273	—	—	10,273

Balance, December 31, 2004	111,001,935	111	1,113,516	(229,380)	(14,288)	869,959
Net loss	—	—	—	(93,615)	—	(93,615)
Other comprehensive income (loss):
Reclassification adjustment for net losses reclassified into operations	—	—	—	—	3,303	3,303
Realized gain on derivatives	—	—	—	—	4,771	4,771
Unrealized loss on available for sale securities	—	—	—	—	(126)	(126)
Minority interest allocation	—	—	—	—	(281)	(281)

Total comprehensive loss	—	—	—	—	—	(85,948)

Issuance of common shares, net of expenses	16,767,385	16	242,825	—	—	242,841
Exercised options of common shares	186,524	1	1,862	—	—	1,863
Conversion of Operating Partnership units into common shares	185,755	—	6	—	—	6
Dividends declared at $1.08 per share	—	—	—	(134,318)	—	(134,318)
Issuance of restricted shares	570,582	1	(1)	—	—	—
Amortization of deferred equity compensation	—	—	13,440	—	—	13,440

Balance, December 31, 2005	128,712,181	129	1,371,648	(457,313)	(6,621)	907,843
Cumulative effect of adopting SAB No. 108	—	—	—	(2,101)	—	(2,101)
Net loss	—	—	—	(20,598)	—	(20,598)
Other comprehensive income (loss):
Reclassification adjustment for net losses reclassified into operations	—	—	—	—	2,331	2,331
Minority interest allocation	—	—	—	—	(108)	(108)

Total comprehensive loss	—	—	—	—	—	(20,476)

Exercised options of common shares	118,515	—	1,185	—	—	1,185
Conversion of Operating Partnership units into common shares	1,142,742	2	3,690	—	—	3,692
Dividends declared at $0.92 per share	—	—	—	(119,584)		(119,584)
Issuance of restricted shares	992,703	—	273	—	—	273
Amortization of deferred equity compensation	—	—	13,031	—	—	13,031

Balance, December 31, 2006	130,966,141	$131	$1,389,827	$(599,596)	$(4,398)	$785,964

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005 and 2004
(In thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(20,598)	$(93,615)	$(22,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	137,420	138,990	93,241
Minority interest	53,946	(4,500)	(1,118)
Amortization of leasehold interests and intangible assets	36,351	38,887	18,145
Amortization of above- and below-market leases	1,160	(120)	1,539
Amortization of deferred financing costs	13,708	12,656	5,006
Amortization of deferred compensation	13,031	13,440	10,273
Amortization of discount on pledged treasury securities	(359)	—	—
Non-cash component of Outperformance Plan	—	—	(5,238)
Non-cash compensation charge	273	262	244
Impairment charges	65,116	3,581	4,060
Net equity in loss from joint venture	1,397	—	—
Net gain on sales of properties and lease terminations	(315,077)	(23,006)	(30,076)
Net loss on sales of investments	—	530	409
Increase in restricted cash	(3,792)	(17,646)	(21,246)
Leasing costs	(18,154)	(8,404)	(17,349)
Payments received from tenants for lease terminations	1,947	440	2,061
Decrease (increase) in operating assets:
Tenant and other receivables, net	(23,405)	(19,601)	(22,055)
Prepaid expenses and other assets	(2,777)	(81)	(16,466)
Increase (decrease) in operating liabilities:
Accounts payable	4,447	(709)	3,138
Accrued expenses and other liabilities	(3,034)	(10,469)	44,972
Deferred revenue and tenant security deposits	31,711	50,002	71,325

Net cash (used in) provided by operating activities	(26,689)	80,637	118,620

Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(192,669)	(806,951)	(2,006,703)
Capital expenditures	(50,043)	(41,559)	(15,786)
Proceeds from sales of real estate and non-real estate assets	1,421,613	125,583	245,990
(Increase) decrease in restricted cash	590	1,601	(10,461)
Investment in joint venture	(23,300)	—	—
Sales of investments	1,116	21,240	52,880
Purchases of investments	(33,082)	(659)	(10,032)

Net cash provided by (used in) investing activities	1,124,225	(700,745)	(1,744,112)

Cash flows from financing activities:
Repayments of mortgages, bridge notes payable and credit facilities	(1,207,580)	(594,063)	(274,398)
Proceeds from mortgages, bridge notes payable and credit facilities	327,878	1,108,652	1,531,425
Proceeds from issuance of convertible senior notes, net	—	—	434,030
Payments for deferred financing costs, net	(2,118)	(838)	(25,758)
Proceeds from common share issuances, net	1,185	244,442	7,552
Redemption of Operating Partnership units	—	(4,405)	(31,112)
Contributions by limited partners	—	353	—
Dividends and distributions	(221,140)	(134,395)	(116,799)

Net cash (used in) provided by financing activities	(1,101,775)	619,746	1,524,940

Decrease in cash and cash equivalents	(4,239)	(362)	(100,552)
Cash and cash equivalents, beginning of year	110,245	110,607	211,159

Cash and cash equivalents, end of year	$106,006	$110,245	$110,607

Supplemental cash flow and non-cash information:
Cash paid for interest	$248,170	$166,533	$76,582

Cash paid for income taxes	$687	$24	$1,693

Debt assumed in real estate acquisitions	$—	$78,645	$48,072

Operating Partnership units issued to acquire real estate	$—	$—	$35,867

Non-cash acquisition costs	$—	$2,367	$—

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share, per share, buildings and square feet data)
(1) The Company
     American Financial Realty Trust (the Company) is a self-administered and self-managed real estate investment trust (REIT). The Company was formed as a Maryland REIT on May 23, 2002 to acquire and operate properties leased primarily to regulated financial institutions. The Company acquires corporate-owned real estate assets, primarily bank branches and office buildings from financial institutions, and owns and manages such assets principally under long-term, triple net leases.
     The Company’s interest in its properties is held through its operating partnership, First States Group, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership and held a 98.2% interest in the Operating Partnership as of December 31, 2006. There were 2,341,034 Operating Partnership units outstanding as of December 31, 2006.
     On September 10, 2002, AFR commenced operations upon completing a private placement of common shares of beneficial interest, and through its Operating Partnership, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group (AFREG or the Predecessor) in a business combination accounted for under Staff Accounting Bulletin Topic 5g with carryover basis for the portion of the net assets acquired from the majority shareholder/general partner and his affiliates and fair value for the remaining portion of the net assets acquired from all other investors (the Formation Transaction).
     The Company operates in one segment, and focuses on acquiring, operating and leasing properties to regulated financial institutions. Rental income from Bank of America, N.A., State Street Corporation and Wachovia Bank, N.A., or their respective affiliates, represented the following percentages of total rental income for the respective periods. The State Street Financial Center occupied by State Street Corporation was sold in December 2006.

	Year Ended
	December 31,
	2006	2005	2004
Bank of America, N.A.	29%	32%	37%
State Street Corporation	18%	19%	24%
Wachovia Bank, N.A.	12%	15%	14%
     No other tenant represented more than 10% of rental income for the periods presented.
     (2) Summary of Significant Accounting Policies
(a)	Basis of Accounting
     The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
(b)	Principles of Consolidation
     The Company consolidates its accounts and the accounts of the majority-owned and controlled Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. The Operating Partnership holds and consolidates its majority or controlling interests in the other partnerships and reflects the remaining ownership interests within minority interest. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.
     In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 46R (FIN 46R), “Consolidation of Variable Interest Entities,” to replace Interpretation No. 46 (FIN 46) which was issued in January 2003. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and whether it should consolidate the entity. FIN 46R was applicable immediately to variable interest entities created after January 31,

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2003 and as of the first interim period ending after March 15, 2004 to those created before February 1, 2003 and not already consolidated under FIN 46 in previously issued financial statements. The Company has adopted FIN 46R and analyzed the applicability of this interpretation to its structures. The Company acquired an interest in one variable interest entity during the year ended December 31, 2005 and includes the accounts of this entity in the consolidated financial statements as the Company is the primary beneficiary of this entity.
     We account for the investment in a joint venture using the equity method of accounting. The Company has evaluated its investment in the joint venture and has concluded that it is not a variable interest entity as defined by FIN 46R. The Company does not control the joint venture, since all major decisions of the partnership, such as the sale, refinancing, expansion or rehabilitation of any property, require the approval of all partners and voting rights and the sharing of profits and losses are in proportion to the ownership percentages of each partner. This investment was recorded initially at the Company’s cost and subsequently adjusted for the Company’s share of net equity in income (loss) and will be adjusted for cash contributions and distributions.
(c)	Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, investments in real estate, purchase price allocations and derivative financial instruments and hedging activities.
(d)	Reclassifications
     Certain amounts have been reclassified in the prior periods to conform to the current period presentation.
(e)	Real Estate Investments
     The Company records acquired real estate at cost. Depreciation is computed using the straight-line method over the estimated useful life of 40 years for buildings, five to ten years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements and leasehold interests. Maintenance and repairs expenditures are charged to expense as incurred.
     In leasing office space, the Company may provide funding to the lessee through a tenant allowance. In accounting for tenant allowances, the Company determines whether the allowance represents funding for the construction of leasehold improvements and evaluates the ownership, for accounting purposes, of such improvements. If the Company is considered the owner of the leasehold improvements for accounting purposes, the Company capitalizes the amount of the tenant allowance and depreciates it over the shorter of the useful life of the leasehold improvements or the lease term. If the tenant allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue. Factors considered during this evaluation usually include (i) who holds legal title to the improvements, (ii) evidentiary requirements concerning the spending of the tenant allowance and (iii) other controlling rights provided by the lease agreement (e.g. unilateral control of the tenant space during the build-out process). Determination of the accounting for a tenant allowance is made on a case-by- case basis, considering the facts and circumstances of the individual tenant lease.
(f)	Impairment of Long-Lived Assets
     The Company follows Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Lived Assets,” which establishes a single accounting model for the impairment or disposal of long-lived assets. SFAS No. 144 requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold to be designated as “held for sale” on the balance sheet.
     The Company reviews the recoverability of the property’s carrying value, when circumstances indicate a possible impairment of the value of a property. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. Because a significant number of properties are vacant when acquired, the Company has excluded properties within the initial two-year period of ownership from this review. This provides a reasonable period of time to allow for marketing, leasing and build-out of these properties. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used and fair value less estimated cost to dispose for assets held for sale. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.
(g)	Cash and Cash Equivalents
     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
(h)	Restricted Cash
     Restricted cash includes amounts escrowed pursuant to mortgage agreements for insurance, taxes, repairs and maintenance, tenant improvements, interest, and debt service and amounts held as collateral under security and pledge agreements relating to leasehold interests.
(i)	Marketable Investments and Accrued Interest
     Marketable investments consist of shares in an institutional mutual fund that invests in short-term money market instruments. The Company has classified these investments as available-for-sale and recorded them at fair value. These short-term investments had a cost basis of $3,005 and $3,125 as of December 31, 2006 and 2005, respectively. As of December 31, 2006 and 2005, $3,001 and $3,121 of these investments were pledged as collateral for obligations related to leasehold interest liabilities, respectively. Additionally, the Company has accrued interest income on these investments of $452 and $228 as of December 31, 2006 and 2005, respectively.
     In the year ended December 31, 2005, the Company liquidated a prior investment in another institutional mutual fund that invested primarily in mortgage-backed securities, realizing a loss of $530. At December 31, 2004, $404 of this loss was unrealized, excluded from earnings and reported as a component of other comprehensive income (loss).
     The following table provides information regarding the sale of marketable investments:

	Year Ended December 31,
	2006	2005	2004
Gross proceeds from sales	$451	$21,240	$52,880
Gross realized gains	—	—	4
Gross realized losses	—	530	413
(j)	Pledged treasury securities
     The Company maintains a portfolio of treasury securities that are pledged to provide principal and interest payments for mortgage debt

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
previously collateralized by properties in its real estate portfolio. These securities are carried at amortized cost because the Company has both positive intent and the ability to hold the securities to maturity. These securities have a fair value of $32,811 and have maturities that extend through November 2013.
(k)	Tenant and Other Receivables
     Tenant and other receivables are primarily derived from the rental income that each tenant pays in accordance with the terms of its lease, which is recorded on a straightline basis over the initial term of the lease. Since many leases provide for rental increases at specified intervals, straightline basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that will only be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Tenant and other receivables also include receivables related to tenant reimbursements for common area maintenance expenses and certain other recoverable expenses that are recognized as revenue in the period in which the related expenses are incurred.
     Tenant and other receivables are recorded net of the allowances for doubtful accounts. The Company continually reviews receivables related to rent, tenant reimbursements and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company increases the allowance for uncollectible accounts or records a direct write-off of the receivable in the consolidated statements of operations.
     During the fourth quarter of 2005, the Company discovered that rental income related to one master lease agreement was being straightlined for a period six months longer than the actual expiration. Had the Company recorded straightline rental income over the proper period, net loss would have been decreased by $467 for the year ended December 31, 2004. The adjustments represent 2.1% of net loss and $0.00 of net loss per share for the year ended December 31, 2004. The Company has evaluated, on both the qualitative and quantitative basis, the impact of this adjustment and concluded that it is not significant to the financial statements for the interim periods during and for the years ended December 31, 2005 and 2004. During the year ended December 31, 2005, the Company recorded $922 of additional rental income to adjust deferred straightline rent to the proper balance.
(l)	Prepaid Expenses and Other Assets
     The Company makes payments for certain expenses such as insurance and property taxes in advance of the period in which it receives the benefit. These payments are classified as prepaid expenses and amortized over the respective period of benefit relating to the contractual arrangement. The Company also escrows deposits related to pending acquisitions and financing arrangements, as required by a seller or lender, respectively. Prepaid acquisition costs represent a portion of the total purchase price of a property and are reclassified into real estate investments and related intangible assets, as appropriate, at the time the acquisition is completed. If such costs are related to an acquisition that will not be consummated and the deposit is not recoverable, the respective amounts are recorded as broken deal costs in the accompanying consolidated statements of operations. Costs prepaid in connection with securing financing for a property are reclassified into deferred costs at the time the transaction is completed.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(m)	Intangible Assets
     Pursuant to SFAS No. 141, “Business Combinations,” the Company follows the purchase method of accounting for all business combinations. To ensure that intangible assets acquired and liabilities assumed in a purchase method business combination should be recognized and reported apart from goodwill, the Company ensures that the applicable criteria specified in SFAS No. 141 are met.
     The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings on an as-if vacant basis, equipment and tenant improvements. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.
     Above-market and below-market in-place lease values for properties acquired are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to each in-place lease and management’s estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.
     The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Factors considered by management in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which primarily ranges from six to 18 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.
     The aggregate value of intangibles related to customer relationships is measured based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by management in determining these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.
     The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from two to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.
     In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed. The allocations presented in the accompanying consolidated balance sheets are substantially complete; however, there are certain items that we will finalize once we receive additional information. Accordingly, these allocations are subject to revision when final information is available, although we do not expect future revisions to have a significant impact on our financial position or results of operations.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Intangible assets and acquired lease obligations consist of the following:

	December 31,
	2006	2005
Intangible assets:
In-place leases, net of accumulated amortization of $51,260 and $38,037	$221,452	$315,685
Customer relationships, net of accumulated amortization of $17,565 and $20,647	154,375	342,656
Above-market leases, net of accumulated amortization of $13,198 and $8,868	14,826	19,355
Goodwill	700	700
Amounts related to assets held for sale, net of accumulated amortization of $11,979 and $3,183	(76,600)	(35,929)

Total intangible assets	$314,753	$642,467

Intangible liabilities:
Below-market leases, net of accumulated amortization of $13,475 and $8,969	$63,586	$67,790
Amounts related to liabilities held for sale, net of accumulated amortization of $2,601 and $57	(6,413)	(177)

Total intangible liabilities	$57,173	$67,613

     The following table provides the weighted average amortization period as of December 31, 2006 for intangible assets and liabilities and the projected amortization expense for the next five years:

	Weighted
	Average
	Amortization
	Period	2007	2008	2009	2010	2011
In-place leases	14.3	$23,628	$23,032	$22,259	$20,638	$18,432
Customer relationships	34.0	5,725	5,681	5,638	5,604	5,535

Total to be included in depreciation and amortization expense		$29,353	$28,713	$27,897	$26,242	$23,967

Above-market lease assets	7.1	$(4,113)	$(3,586)	$(2,741)	$(2,126)	$(784)
Below-market lease liabilities	28.0	3,206	2,898	2,751	2,421	2,128

Total to be included in (deducted from) rental revenue		$(907)	$(688)	$10	$295	$1,344

     During the year ended December 31, 2005, the Company discovered that certain depreciable assets, primarily intangible assets, were being amortized over the improper useful lives within two real estate portfolios. Had the Company recorded amortization expense utilizing the proper useful lives, net loss would have been increased by $385 for the years ended December 31, 2004. The adjustments represent 1.7% of net loss and $0.00 of net loss per share for the year ended December 31, 2004. The Company has evaluated, on both the qualitative and quantitative basis, the impact of this adjustment and concluded that it is not significant to the financial statements for the interim periods during and for the years ended December 31, 2005 and 2004, respectively. During the year ended December 31, 2005, the Company recorded $865 of additional amortization expense to adjust accumulated amortization to the proper balances.
(n)	Deferred Costs
     The Company has deferred certain expenditures related to the leasing and financing of certain properties. Direct costs of leasing, including internally capitalized payroll costs associated with leasing activities, are deferred and amortized over the terms of the underlying leases. Direct costs of financings are deferred and amortized over the terms of the underlying financing agreements.
     Prior to 2005, the Company amortized deferred financing costs to interest expense on a straightline basis. During the year ended December 31, 2005, the Company changed its amortization methodology to an effective interest rate basis. Had the Company recorded amortization expense on an effective interest rate basis in prior years, net loss would have been increased by $467 for the year ended

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2004. The adjustment represents 2.1% of net loss and $0.00 net loss per share for the year ended December 31, 2004. The Company has evaluated, on both the qualitative and quantitative basis, the impact of this adjustment and concluded that it is not significant to the financial statements for the interim periods during and for the years ended December 31, 2005 and 2004. During the year ended December 31, 2005, the Company recorded $508 of additional interest expense to adjust net deferred costs to the proper balances.
  (o) Leasehold Interests
     Leasehold interest assets and liabilities are recorded based on the difference between the fair value of management’s estimate of the net present value of cash flows expected to be paid and earned from the subleases over the non-cancelable lease terms and any payments received in consideration for assuming the leasehold interests. Factors used in determining the net present value of cash flows include contractual rental amounts, costs of tenant improvements, costs of capital expenditures and contractual amounts due under the corresponding operating lease assumed. Amounts allocated to leasehold interests, based on their respective fair values, are amortized on a straightline basis over the remaining lease term.
  (p) Transfer of financial assets and extinguishment of liabilities
     The Company follows Statement of Financial Accounting Standards (SFAS) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” which establishes an accounting model for the derecognition of transferred assets and liabilities. The Company applies the provisions of SFAS No. 140 when the Company enters into a defeasance transaction in which the Company will unencumber a property from a mortgage note prior to the property’s disposal. To effect this transaction, the Company will purchase and substitute a secured interest in treasury securities for the property that originally served as collateral under a mortgage note agreement. For transactions that meet the criteria of SFAS No. 140, the Company will derecognize the transferred assets and liability (“legal defeasance”). For defeasance transactions that do not meet the criteria of SFAS No. 140, the Company will continue to report the securities and liability on its consolidated balance sheet (“in-substance defeasance”).
  (q) Accounting for Derivative Financial Investments and Hedging Activities
     The Company uses derivatives to hedge, fix and cap interest rate risk and accounts for its derivative and hedging activities using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.
     Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, are considered fair value hedges. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company only engages in cash flow hedges.
     Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the consolidated statements of operations. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges that are considered highly effective are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the statements of operations in the period or periods the hedged forecasted transaction affects earnings.
  (r) Comprehensive Income (Loss)
     Comprehensive income (loss) is recorded in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss) is comprised of net income, changes in unrealized gains or losses on derivative financial instruments and unrealized gains or losses on available-for-sale securities. The Company enters into derivative agreements to hedge the variability of cash flows related to forecasted interest payments associated with obtaining certain financings in order to fix interest rates and maintain expected returns. The Company incurs a loss on derivative agreements, if interest rates decline, or a gain if interest rates rise, during the period between the derivative inception date and derivative settlement date. Unrealized gains and losses on derivatives are amortized into interest expense in the consolidated statements of operations over the life of the underlying debt.
   (s) Revenue Recognition
     Rental income from leases is recognized on a straightline basis regardless of when payments are due. Certain lease agreements also contain provisions that require tenants to reimburse the Company for real estate taxes, common area maintenance costs and the amortized cost of capital expenditures with interest. Such amounts are included in both revenues and operating expenses when the Company is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements. Under leases where the tenant pays these expenses directly, such amounts are not included in revenues or expenses.
     Deferred revenue represents rental revenue and management fees received prior to the date earned. Deferred revenue also includes rental payments received in excess of rental revenues recognized as a result of straightline basis accounting.
   (t) Sales of Real Estate Properties
     The Company recognizes sales of real estate properties only upon closing, in accordance with SFAS No. 66, “Accounting for Sales of Real Estate.” (SFAS No. 66) Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under SFAS No. 66.
  (u) Rent Expense
     Rent expense is recognized on a straightline basis regardless of when payments are due. Accrued expenses and other liabilities in the accompanying consolidated balance sheets include an accrual for rental expense recognized in excess of amounts currently due. For the years ended December 31, 2006, 2005 and 2004 rent expense related to leasehold interests, which is included in property operating expenses and corporate office space, which is included in marketing, general and administrative expense was $16,201, $14,947 and $9,338, respectively.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  (v) Income Taxes
     The Company has elected to qualify as a REIT under Sections 856-860 of the Internal Revenue Code and intends to remain so qualified. Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of the Company’s net income and loss for financial reporting purposes and for tax reporting purposes.
     The Company has a wholly-owned taxable REIT subsidiary as defined under the Internal Revenue Code. The asset and liability approach is used by the taxable REIT subsidiary to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Valuation allowances are established to reduce net deferred tax assets to the amount for which recovery is more likely than not. During the year ended December 31, 2006, no tax benefit or provision was recorded. During the year ended December 31, 2005, the Company recorded a current and deferred income tax benefit of $505 and $622, respectively. No such benefit or provision was recorded during the year ended December 31, 2004.
     As of December 31, 2006, the Company fully reserved the deferred tax asset of $622 and $77 of the receivable recorded as of December 31, 2005 as it is no longer more likely than not that these future benefits will be realized. The remaining $428 current tax receivable recorded as of December 31, 2005 was realized during 2006. As of December 31, 2006, the Company has a current tax receivable of $1,724 recorded on the consolidated balance sheet related to the refund of taxes paid in the current and prior years.
     As of December 31, 2005, the taxable REIT subsidiary recorded a deferred tax asset of $622 related to expenses, which are deductible tax purposes in future periods. No valuation was recorded at that time as the Company believed it was more likely than not that the future benefit associated with this deferred tax asset would be realized as of December 31, 2005. The Company also recorded a current tax receivable of $505 related to a refund of taxes paid in prior years.
     The tax basis of real estate assets, including assets held for sale, exceeded the net book basis of real estate assets, including assets held for sale, by approximately $26,357 at December 31, 2006. The net book basis of real estate assets, including assets held for sale, exceeded tax basis of real estate assets, including assets held for sale, by approximately $37,702 at December 31, 2005.
     For the year ended December 31, 2006, 100% of the Company’s dividends were characterized as capital gains. For the year ended December 31, 2005, 92% of the Company’s dividends were characterized as a return of capital. For the year ended December 31, 2004, 33% of the Company’s dividends were characterized as ordinary income and 67% were characterized as a return of capital for federal income tax purposes.
   (w) Stock Based Compensation
     Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payments” (SFAS No. 123R). Prior to the adoption of SFAS No. 123R, the Company accounted for stock-based compensation using the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” As a result, the Company did not recognize compensation expense in the statement of operations for options granted for the periods prior to the adoption of SFAS 123R. As required by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), the Company provided certain pro forma disclosures for stock-based compensation as if the fair-value-based approach of SFAS No. 123 had been applied. The Company elected to use the modified prospective transition method as permitted by SFAS No. 123R and therefore has not restated the financial results for prior periods. Under this transition method, the Company will apply the provisions of SFAS No. 123R to new options granted or cancelled after December 31, 2005. Additionally, the Company will recognize

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
compensation cost for the portion of options for which the requisite service has not been rendered (unvested) that are outstanding as of December 31, 2005, on a straightline basis over the remaining service period adjusted for estimated forfeitures. The compensation cost the Company records for these options will be based on their grant-date fair value as calculated for the pro forma disclosures required by SFAS No. 123.
     Amortization of deferred equity compensation, which represents stock-based employee compensation costs, was $8,687 for the year ended December 31, 2006, including $8,635 and $52 associated with restricted stock grants and option grants, respectively. In addition, accelerated amortization of deferred equity compensation related to severance costs of $4,344 was expensed in the year ended December 31, 2006. Amortization of deferred equity compensation was $13,440 and $10,373 for the years ended December 31, 2005 and 2004 respectively.
     The following table illustrates the effect on net loss and basic and diluted loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all share-based employee compensation and recognized compensation costs in its financial statements during the years ended December 31, 2005 and December 31, 2004:

	Year Ended December 31,
	2005	2004
Net loss	$(93,615)	$(22,245)
Add: Total share-based employee compensation expense included in net loss	13,440	5,035
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards	(14,966)	(6,987)

Pro forma net loss	$(95,141)	$(24,197)

Basic and diluted loss per share — as reported	$(0.78)	$(0.22)

Basic and diluted loss per share — pro forma	$(0.79)	$(0.22)

  (x) Conditional Asset Retirement Obligations
     In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” (FIN 47). FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation is recognized when incurred — generally upon acquisition, construction, or development and (or) through the normal operation of the asset.
     Pursuant to FIN 47, the Company assessed the cost associated with its legal obligation to remediate asbestos in its properties and recognized the effect of applying FIN 47 as a change in accounting principle by recording the following in connection with the remediation of asbestos: i) a liability for the existing asset retirement obligation of $2,565, adjusted for accretion; ii) an asset retirement cost capitalized as an increase to building of $2,210; and iii) accumulated depreciation on the capitalized cost of $109. The associated accretion expense related to the asset retirement obligation of $355 and the associated depreciation expense related to the adjustment to building of $109 was recorded in the consolidation statement of operations. The accretion and depreciation expense was measured for the time period from the date the liability would have been recognized had the provisions of FIN 47 been in effect when the liability was incurred through December 31, 2005.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table reconciles the beginning and ending carrying amounts of the Company’s asset retirement obligations:

2006
Asset retirement obligations, beginning of year	$2,565
Property acquisitions	635
Property dispositions	(213)
Accretion expense	216

Asset retirement obligations, end of year	$3,203

   (y) Hurricane Damage
     The Company follows FIN No. 30 “Accounting for Involuntary Conversions of Nonmonetary Assets to Monetary Assets, an interpretation of APB Opinion No. 29” (FIN 30), which clarifies the accounting for involuntary conversions of nonmonetary assets (such as property or equipment) to monetary assets (such as insurance proceeds). FIN 30 states that involuntary conversions of nonmonetary assets to monetary assets are monetary transactions for which gain or loss shall be recognized even though the Company reinvests or is obligated to reinvest the monetary assets in replacement nonmonetary assets.
     When one of the Company’s fully-insured properties located in Chalmette, Louisiana suffered substantial damage from Hurricane Katrina, an involuntary conversion of this nonmonetary asset (property) to a monetary asset (insurance proceeds) occurred. Based on estimates of the damage, the Company recorded a property write-down of $949 during the year ended December 31, 2005. Since the property was fully-insured, the Company recorded the recovery to be received from insurance proceeds of $949 to fully offset the property write-down. In 2006, the Company received insurance proceeds of $2,877 related to this claim. The amount in excess of our property basis and business interruption claims totaled $1,639 and was recorded as a gain in the consolidated statement of operations during the year ended December 31, 2006.
     Other properties in the Company’s portfolio sustained damage from hurricanes in 2005. However, the damage was below the insurance deductibles assigned to each respective property. The aggregate damage sustained on these properties of $1,687 during the year ended December 31, 2005 is included in discontinued operations on the consolidated statements of operations.
     No properties suffered substantial damage from hurricanes in the year ended December 31, 2006.
  (z) Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements; it does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company beginning in the 67 first quarter of fiscal 2008. Although the Company will continue to evaluate the application of SFAS No. 157, management does not currently believe adoption will have a material impact on the Company’s results of operations or financial position.
     In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes by creating a framework for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions that they have taken or expect to take in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006 and is required to be adopted by the Company beginning in the first quarter of fiscal 2007. Although

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the Company will continue to evaluate the application of FIN 48, management does not currently believe adoption will have a material impact on the Company’s results of operations or financial position.
     In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB No. 108 is effective for fiscal years ending after November 15, 2006.
     We adopted SAB No. 108 during the quarter ended December 31, 2006. Prior to adopting SAB No. 108, our approach to quantifying misstatements only considered the amount of errors originating in the current year consolidated statement of operations. Thus the effects of correcting the portion of the consolidated balance sheet misstatement that originated in prior years were not considered. Upon adopting SAB No. 108, we changed our approach to quantifying the effects of misstatements to include an analysis of the impact on the current year consolidated statement of operations for the cumulative balance of any known errors, regardless of when they originated. When we applied this approach to quantifying the effects of misstatements to our 2006 consolidated financial statements, we identified two errors that were not material to our consolidated statements of operations in any prior quarter or annual period; however, the cumulative error would have been material to correct in the current period. Since the errors were not material to any prior consolidated statement of operations, we were not required to restate prior year financial statements. The first error related to the accrual of a property operating expense which the Company had not previously accrued for. The second error related to overstated deferred costs resulting from separately accounting for the gross cash inflows and outflows which originated from a lease modification in which the Company should have capitalized the net cash outflow. The consolidated financial statements were corrected with an adjustment of $2,101 to the beginning balance of retained earnings at January 1, 2006.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  (3) Acquisitions and Dispositions
     During the year ended December 31, 2006 and 2005, the Company acquired 156 and 286 properties and leasehold interests, respectively. In addition, the Company purchased 11 and 33 parcels of land designated as land held for development during the years ended December 31, 2006 and 2005, respectively. The following table presents the allocation of the net assets acquired and liabilities assumed during the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005
Real estate investments, at cost:
Land	$27,099	$110,175
Land held for development	4,451	27,504
Buildings	130,299	531,512
Equipment and fixtures	21,344	87,372
Initial tenant improvements	3,715	46,799
Leasehold interests, net	(578)	(3,492)

	186,330	799,870
Intangibles and other assets:
In-place leases	8,561	93,940
Customer relationships	—	36,400
Above-market lease assets	518	3,043
Below-market lease liabilities	(796)	(15,310)
Other assets	75	1,850

	8,358	119,923

Total assets	194,688	919,793
Mortgage notes assumed, at fair value	—	(78,645)
Other liabilities assumed	(1,899)	(492)
Minority interest	—	(2,367)

Cash paid	$192,789	$838,289

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table presents information regarding property and leasehold interests acquired during the years ended December 31, 2006 and 2005:

		Number of	Purchase
Property/Seller	Date	Buildings(1)	Price(2)
Washington Mutual Bank	Feb. 2006	1	$1,738
National City	March 2006	16	35,241
Hinsdale	March 2006	1	5,383
Dripping Springs — Franklin Bank	April 2006	1	3,039
Meadowmont — Wachovia Securities	June 2006	2	3,443
Western Sierra	June 2006	8	14,136
Regions repurchase	July 2006	3	1,900
Amsouth Bank Formulated Price Contracts	August 2006	7	3,512
First Charter Bank	August 2006	1	635
Sterling Bank	Dec. 2006	16	28,806
Bank of America Formulated Price Contracts	Various	20	5,136
Wachovia Bank Formulated Price Contracts	Various	80	91,719	(3)

Total 2006		156	$194,688

Koll Development Company, LLC	Jan. 2005	3	89,224
National City Bank Building	Jan. 2005	1	9,506
Bank of America — West	Mar. 2005	1	24,033
One Montgomery Street	April 2005	1	37,346
801 Market Street	April 2005	1	68,078
Bank of Oklahoma	May 2005	1	20,328
First Charter Bank	May 2005	1	558
Regions Bank	June 2005	111	111,645
Charter One Bank	Various	35	40,714
Household	July 2005	1	24,660
Fireman’s Fund Insurance Company	Aug. 2005	1	283,653
One Citizens Plaza	Oct. 2005	1	60,082
One Colonial Plaza	Nov. 2005	1	25,267
Bank of America Formulated Price Contracts	Various	26	16,047
Wachovia Bank Formulated Price Contracts	Various	101	108,172	(3)
Land	Various	—	480

Total 2005		286	$919,793

(1)	Includes the assumption of leasehold interests and parking facilities.

(2)	Includes all acquisition costs and the value of acquired intangible assets and assumed liabilities. Excludes non-real estate assets acquired.

(3)	Includes amount paid for land parcels.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table presents information regarding other property dispositions including land parcels and leasehold interests, completed during the years ended December 31, 2006, 2005 and 2004:

	Number of	Sale
	Buildings and	Proceeds,
	Land Parcels(1)	Net	Gain(2)
Total 2006	154	$1,421,501	$239,599
Total 2005	143	124,643	21,790
Total 2004	57	185,898	11,488

(1)	Includes the sale of 15 parcels of land and 11 leasehold interest terminations during the year ended December 31, 2006, the sale of five parcels of land and eight leasehold interest terminations during the year ended December 31, 2005, and the sale of two parcels of land and seven leasehold terminations during the year ended December 31, 2004.

(2)	Net of minority ownership interest.
(4) Indebtedness
     The Company had several types of financings in place as of December 31, 2006 and 2005, which include mortgage notes payable, a secured credit facility, convertible senior notes, and an unsecured credit facility. The weighted average effective interest rate on these borrowings was 6.2%, 5.8% and 5.0% for the years ended December 31, 2006, 2005 and 2004, respectively. The fair value of these borrowings, calculated by comparing the outstanding debt to debt with similar terms at current interest rates, was $2,380,245 and $3,289,984 as of December 31, 2006 and 2005, respectively, compared to recorded balances of $2,437,533 and $3,318,684
     The Company’s secured and unsecured financing agreements contain various financial and non-financial covenants that are customarily found in these types of agreements. As of December 31, 2006, no event of default conditions existed under any of the Company’s secured or unsecured financings.
     The Company’s mortgage notes payable typically require that specified loan-to-value and debt service coverage ratios be maintained with respect to the financed properties before the Company can exercise certain rights under the loan agreements relating to such properties. If the specified criteria are not satisfied, in addition to other conditions that the Company may have to observe, the Company’s ability to release properties from the financing may be restricted and the lender may be able to “trap” portfolio cash flow until the required ratios are met on an ongoing basis. As of December 31, 2006, the Company was out of debt service coverage compliance under two of its mortgage note financings; although such non-compliance does not, and will not, constitute an event of default under the applicable loan agreement
     The Company’s secured credit facility permits the lender to require partial repayment of a property advance if such advance remains outstanding for more than 12 months, and full repayment if such advance remains outstanding for more than 18 months. In addition, the facility agreement permits the lender to require mandatory repayments to the extent necessary to reduce outstanding facility advances to current market levels following adverse changes in commercial loan underwriting conditions. No such payments were required during this period.
     The Company’s unsecured credit facility contains customary financial covenants, including a minimum debt service coverage ratio for the Company of 1.2 to 1.0. This facility also includes maximum levels of i) indebtedness as a percentage of the Company’s total assets of 70%, ii) secured recourse debt as a percentage of the Company’s total assets of 5%, iii) investment in any non-wholly owned entity as a percentage of the Company’s total assets of 20% and iv) investment in any mortgages, notes, accounts receivable, or notes receivable as a percentage of the Company’s total assets of 15%.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(a)	Mortgage Notes Payable
     The following is a summary of mortgage notes payable as of December 31, 2006 and 2005:

	Encumbered
	Properties	Balance	Interest Rates	Maturity Dates
Fixed-rate mortgages	644	$1,755,858	4.5% to 8.8%	Oct. 2007 to Dec. 2023
Variable-rate mortgages	9	21,301	6.8% to 7.4%	Jan. 2007 to Nov. 2023

Total mortgage notes payable	653	1,777,159

Unamortized debt premiums and discounts		1,422
Mortgage notes payable related to assets held for sale	4	(221,268)

Balance, December 31, 2006		$1,557,313

Fixed-rate mortgages	699	$2,553,118	4.1% to 8.8%	May 2006 to June 2024
Variable-rate mortgages	11	145,087	5.7% to 6.3%	June 2006 to Nov. 2023

Total mortgage notes payable	710	2,698,205

Unamortized debt premiums and discounts		3,080
Mortgage notes payable related to assets held for sale	5	(233,689)

Balance, December 31, 2005		$2,467,596

     Certain of our mortgage notes payable related to assets held for sale contain provisions that require us to compensate the lender for the early repayment of the loan. These charges will be separately classified in the statement of operation as yield maintenance fees within discontinued operations.
     In June, July, September and December 2006, we completed four separate in-substance defeasance transactions on a total of $31,344 of debt secured by several properties that were part of our Bank of America portfolio acquired in 2003. We defeased these properties in order to unencumber them prior to their disposal. In connection with these defeasances, we purchased Treasury securities sufficient to satisfy the scheduled interest and principal payments contractually due under the respective loan agreements. The cash flow from these securities has interest and maturities that coincide with the scheduled debt service payments of the mortgage notes and ultimate payment of principal. The Treasury securities were then substituted for the properties that originally served as collateral for the loan. These securities were placed into a collateral account for the sole purpose of funding the principal and interest payments when due. The indebtedness remains on our consolidated balance sheet as it was not an extinguishment of the debt and the securities are recorded as Pledged treasury securities, net of unamortized discount.
     In April and December 2006 we completed two legal defeasance transactions related to the sale of our 123 S. Broad St. Unit I Condominium and the State Street Financial Center, respectively. We defeased these properties in order to unencumber them from their debt of $34,971 and $489,961, respectively, prior to their disposal. As a result of these transactions, the Company was legally released from its obligations under the notes. Accordingly, the Company accounted for these transactions as a sale of real estate assets and extinguishment of the related debt in accordance with the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.”

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Principal payments due on the mortgage notes payable as of December 31, 2006 are as follows:

2007	$97,866
2008	32,354
2009	85,669
2010	47,570
2011	210,515
2012 and thereafter	1,303,185

Total	$1,777,159

(b)	Secured Credit Facility
     The Company entered into a $300,000 secured credit facility in July 2003. During the year ended December 31, 2004, the Company negotiated a temporary increase in the maximum amount available under this facility from $300,000 to $400,000, which expired in March 31, 2005, to accommodate the acquisition of the Bank of America, N.A. portfolio purchased in October 2004. In September 2005, the Company executed a renewal of this credit facility, expanding the maximum available under the facility to $400,000, extending the term to October 2008 and paid a related financing fee of $3,740.
     Advances under this facility must be repaid within 18 months of the date of the borrowing. Advances are made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties that the Company acquires with borrowings under this facility or (ii) the acquisition cost of such properties. This facility bears interest at a rate of LIBOR plus either (i) with respect to conduit properties, 1.75%, or (ii) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being financed by the proceeds of the specific advance. From February 1, 2005 to March 3, 2005, the interest rate on this facility was temporarily reduced to LIBOR in anticipation of the repayment of the then outstanding advances with the proceeds of a long-term financing secured by properties in the portfolio purchased from Bank of America, N.A. in October 2004.
     As of December 31, 2006, the Company had $212,609 of advances outstanding under this facility, secured by 270 properties, with an interest rate of LIBOR plus 1.75% (7.10% at December 31, 2006). As of December 31, 2005, the Company had $171,265 of advances outstanding under this facility, secured by 184 properties, with an interest rate of LIBOR plus 1.75% (6.11% at December 31, 2005).
(c)	Convertible Senior Notes
     During the year ended December 31, 2004, the Company completed, through a private offering, the issuance of $450,000 of convertible senior notes and received proceeds of $434,030, net of discount and financing costs. The convertible senior notes are senior unsecured obligations, mature on July 9, 2024 and bear interest at a rate of 4.375%.
     The Company cannot redeem the convertible notes before July 20, 2009. All or a portion of the notes can be redeemed by the Company at any time after July 20, 2009 at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest through the date of redemption. The note holders may require the Company to repurchase all or a portion of their respective notes on July 15, 2009, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. The note holders are entitled to convert the notes into common shares prior to their maturity date if, among other circumstances, the closing sale price of the Company’s common shares for at least 20 trading days in a period of 30 consecutive trading days (ending on the last day of the fiscal quarter preceding the quarter in which the conversion occurs) is more than 120% of the applicable conversion price on the 30th trading day. As of the

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
initial closing of the offering of the notes on July 9, 2004, the initial conversion price per share was $17.84, which is subject to adjustment upon certain events, including, but not limited to, the issuance to all holders of common shares of (i) additional common shares as a dividend, (ii) certain rights, warrants or options entitling them to subscribe for, or purchase common shares, or (iii) cash dividends or cash distributions exceeding $0.25 per quarter. As a result of the Company declaring dividends exceeding $0.25, the conversion price per share was adjusted immediately after each record date. As of December 31, 2006 and 2005, the conversion price per share was $17.65 and $17.74, respectively. On December 16, 2006, the Company declared a dividend of $0.19, which did not trigger an adjustment to the conversion price per share.
     In October 2004, the Emerging Issues Task Force of the FASB ratified Issue No. 04-8, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effects on Diluted Earnings per Share” (EITF Issue No. 04-8). EITF Issue No. 04-8 requires the inclusion of convertible shares for contingently convertible debt in the calculation of diluted earnings per share using the if-converted method, regardless of whether the contingency has been met. In response to EITF Issue No. 04-8, the Company entered into a Second Supplemental Indenture to the Indenture for the convertible senior notes pursuant to which it irrevocably elected to satisfy the conversion obligation with respect to the principal amount of any notes surrendered for conversion with cash. As a result of this election, EITF Issue No. 04-8 requires the Company to include in its calculation of fully diluted earnings per share only those common shares issuable in satisfaction of the aggregate conversion obligation in excess of the aggregate principal amount of notes outstanding. The inclusion of any such shares would cause a reduction in the Company’s fully diluted earnings per share for any periods in which such shares are included. Volatility in the Company’s share price could cause such common shares to be included in the Company’s fully diluted earnings per share calculation in one quarter and not in a subsequent quarter, thereby increasing the volatility of the Company’s fully diluted earnings per share. As a result of applying EITF Issue No. 04-8, no shares have been included in the calculation of earnings per share.
(d)	Unsecured Credit Facility
     The Company maintains a $60,000 unsecured credit facility for general corporate purposes, established in September 2004. This facility bears interest at different rates depending upon the Company’s designation at the time of borrowing of the advance as a Eurodollar Rate Loan or a Base Rate Loan. If the Company designates the advance as a Eurodollar Rate Loan then the advance bears interest at LIBOR plus 2.0%. If the Company designates the advance as a Base Rate Loan then the advance bears interest at the greater of (i) the Prime Rate plus 1.0%, or (ii) the Federal Funds Rate plus 1.5%. In May 2006, the Company executed an extension of this facility for a period of one year, beginning on September 30, 2006. The terms of this renewal will reduce the current spread on Eurodollar Rate Loans from LIBOR plus 2.0% to LIBOR plus 1.7% and increase the letter of credit fee amount from 0.8% to 1.7%. These changes became effective at the start of the one year renewal period on September 30, 2006.
     The unsecured credit facility maintains a $60,000 sub-limit for letters of credit. In June 2006, the facility was amended to permit cash collateralized letters of credit in excess of this sub-limit. As a result, at December 31, 2006, the Company had $68,205 of letters of credit outstanding consisting of $59,049 of unsecured letters of credit and $9,156 of cash collateralized letters of credit. There were no advances under this facility as of December 31, 2006. At December 31, 2005, the Company had $56,353 of unsecured letters of credit outstanding and no advances under this facility. These letters of credit are primarily used to secure payments under leasehold interests and are issued to utility companies in lieu of a cash security deposits to establish service.
(5) Derivative Instruments and Other Financing Arrangements
     The Company enters into derivative agreements to hedge the variability of cash flows related to forecasted interest payments associated with obtaining certain financings in order to fix interest rates and maintain expected returns. The Company incurs a loss on derivative agreements, if

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interest rates decline, or a gain if interest rates rise, during the period between the derivative inception date and derivative settlement date. These gains and losses have been recorded in other comprehensive income, as these derivatives were highly effective.
     In March 2004, the Company entered into an agreement designed to straightline the variability of cash payments relating to the rents received under certain leases in the Pitney Bowes-Wachovia portfolio. This agreement ends in August 2010, coterminous with the end of the leases. The monies received and paid related to this agreement are recorded in deferred revenue on the consolidated balance sheet. As of December 31, 2006 and 2005, the Company had a liability of $3,760 and $3,569, respectively related to this agreement.
     In July 2004, the Company entered into a forward treasury lock agreement with an aggregate notional amount of $131,000. These derivatives were designated as a hedge of the variability of cash flows related to forecasted interest payments associated with the financing of a $133,900 mortgage note payable secured by 215 Fremont Street. In July 2004, the Company incurred a loss of approximately $1,436 when the treasury lock agreement was terminated in connection with the closing of the related mortgage note payable. This loss was recorded in other accumulated comprehensive income and was reclassified to earnings ratably over the term of the related debt. On April 11, 2006, the Company extinguished this debt in connection with the sale of the building and reclassified the then remaining balance of into interest expense.
     In December 2004 the Company sold a 30% minority interest in State Street Financial Center. In connection with the sale, the Company agreed to cap the minority interest purchaser’s maximum interest rate at 4.28% as it relates to the portion of the $50,000 of mezzanine debt assumed by the minority interest purchaser for a five-year period. Therefore, all interest expense over 4.28% became the Company’s responsibility. The Company determined the initial fair value of this interest rate cap liability to be $1,150 and recorded it as a reduction of the gain recognized as a result of the minority interest disposition. In June 2005, the Company purchased an interest rate cap for $1,060 to effectively hedge the risk associated with the cap the Company had provided to the minority interest purchaser. In advance of the sale of State Street Financial Center, the Company extinguished the mezzanine debt in December 2006 and wrote-off its remaining liability of $1,076 associated with the interest rate cap liability which was recorded within discontinued operations. The Company also closed out its purchased interest rate cap position and received proceeds of $1,076, the market value of the cap on that date.
     In June 2005, the Company entered into a forward-starting interest rate swap with an aggregate notional amount of $175,000. This derivative was designated as a hedge of the variability of cash flows relating to forecasted interest payments associated with the $190,000 of financing for the acquisition of an office complex leased by Fireman’s Fund Insurance Company, which was completed in August 2005. The Company terminated the swap upon the completion of the acquisition and related financing and received $4,771 from the counter party from the net cash settlement of the derivative position in August 2005, due to the increase in market rates since the derivative inception date in June 2005. This amount was recorded in accumulated other comprehensive income (loss) and is being reclassified as a reduction to interest expense over the term of the mortgage payable.
     During the years ended December 31, 2006, 2005 and 2004, the Company reclassified approximately $2,331, $2,773 and $1,625 of accumulated other comprehensive income (loss) to interest expense, respectively. These amounts are included in the consolidated statements of shareholders’ equity and comprehensive income (loss) as a component of the reclassification adjustment for losses reclassified into operations. Over the next 12 months, the Company expects to reclassify $839 to interest expense as the underlying hedged items affect earnings, such as when the forecasted interest payments occur.
(6) Shareholders’ Equity
     On May 9, 2005, the Company closed an underwritten public offering of 16,750,000 common shares of beneficial interest and granted the underwriters in the offering the right to purchase up to 2,512,500 additional common shares to cover any over-allotments. The aggregate net proceeds from this offering (after underwriting discounts and commissions and other offering costs) were approximately $242,841. The

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company used the aggregate net proceeds to acquire additional properties, as described in the prospectus relating to the offering and other properties identified after the offering.
(7) Employee Benefits
401(k) Plan
     The Company has established and maintained a retirement savings plan under section 401(k) of the Internal Revenue Code (IRC). The 401(k) plan allows eligible employees, as defined within the plan, to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company matches each eligible employees’ annual contributions, within prescribed limits, in an amount equal to 100% of the first 3% of employees’ salary reduction contributions plus 50% of the next 2% of employees’ salary reduction contributions. Matching contributions of the Company vest immediately. The expense associated with the Company’s matching contribution was $420, $300 and $191 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included within general and administrative expenses in the accompanying consolidated statements of operations.
Supplemental Executive Retirement Plan
     The Company has established a non-qualified Supplemental Executive Retirement Plan (SERP) in which the Company’s former President, Chief Executive Officer and Vice Chairman of the board of trustees is a participant. The benefit payable under the SERP is based on a specified percentage of each participant’s average annual compensation, as defined within the plan, while employed with the Company. Participants may begin to receive SERP payments once they have attained the later of age 60 or retirement. Benefits paid under the SERP are for life with 10 years of guaranteed payments and terminate upon the participant’s death. The Company estimated the expected aggregate payout under the SERP based on life expectancy, calculated the present value of the expected aggregate payout using a discount rate of 6.5% and estimated the amount necessary to fund the SERP over the initial five years, after which it was assumed that interest income would accumulate to fund the remaining payout. The expense associated with the SERP obligation over each of the first five years was determined using an effective interest rate method. The SERP expense was $165, $292 and $307 for the years ended December 31, 2006, 2005 and 2004, respectively, and is included within general and administrative expenses in the accompanying consolidated statements of operations.
     On August 16, 2006, the Company entered into a Separation Agreement with Mr. Schorsch, the SERP’s sole participant. Under the terms of the separation, the Company fully and completely satisfied its obligation under the SERP by agreeing to pay the participant an aggregate amount of $1,485 on the six month anniversary of the separation. This expense is included within repositioning costs for the year ended December 31, 2006. The Company paid this obligation to the former executive in February 2007.
(8) 2002 Equity Incentive Plan
     The Company established the 2002 Equity Incentive Plan (Incentive Plan) that authorized the issuance of up to 3,125,000 options to purchase common shares and 1,500,000 restricted shares. The Incentive Plan was amended in 2003 to allow for the issuance of an aggregate of 11,375,000 common shares and common share equivalents. The terms and conditions of the option awards are determined by the board of trustees. Options are granted at the fair market value of the shares on the date of grant. The options vest and are exercisable over periods determined by the Company, but in no event later than 10 years from the grant date.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes option activity for the Company for the period from January 1, 2004 to December 31, 2006:

		Weighted
	Number of	Average	Aggregate
	Shares Issuable	Exercise	Exercise	Grant Price Range
	Upon Exercise	Price	Price	From	To
Balance, January 1, 2004	2,992,063	$10.29	$30,795	$10.00	$14.98
Options exercised	(23,437)	$10.00	(234)	$10.00	$10.00
Options cancelled	(748,946)	$10.08	(7,552)	$10.00	$11.65

Balance, December 31, 2004	2,219,680	$10.37	23,009	$10.00	$14.98
Options exercised	(186,524)	$10.00	(1,865)	$10.00	$10.00
Balance, December 31, 2005	2,033,156	$10.40	21,144	$10.00	$14.98
Options exercised	(118,515)	$10.00	(1,185)	$10.00	$10.00
Options cancelled	(37,423)	$14.04	(525)	$10.00	$14.98

Balance, December 31, 2006	1,877,218	$10.35	$19,434	$10.00	$14.98

     The following table summarizes stock options outstanding as of December 31, 2006:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average	Number of	Average
	Number of Shares	Contractual	Exercise	Options	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$10.00 to $11.65	1,693,406	5.7 years	$10.07	1,693,406	$10.07
$12.10 to $14.98	183,812	6.4 years	$12.98	180.124	$12.73
     The weighted average fair value of each option granted ranges from $0.19 to $0.33 and was estimated on the grant date using the Black-Scholes options pricing model using the following assumptions:

Expected life (in years)	5
Risk-free interest rate	3.25% to 4.21%
Volatility	10.00%
Dividend yield	7.50%
     These assumptions, determined upon issuance of such stock options, were utilized in the calculation of the compensation expense. This expense is the result of vesting of previously granted stock option awards. No stock options were granted during the years ended December 31, 2006, 2005 and 2004.
     The intrinsic value of both options outstanding and options exercisable at December 31, 2006 was $2,338 and $2,338, respectively. Intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the period, which was $11.44 as of December 29, 2006, and the exercise price multiplied by the number of options outstanding. The total intrinsic value of options exercised was $237 and $1,007 for the twelve months ended December 31, 2006 and 2005, respectively. As of December 30, 2006, the Company had approximately $4 of unrecognized compensation costs related to options outstanding. The Company expects to recognize these costs over a weighted average period of 6 months.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes restricted stock grant activity for the nine months ended December 31, 2006:

		Weighted
	Number of	Average
	Restricted Stock	Grant Date
	Grants Outstanding	Fair Value
Balance, December 31, 2005	1,009,205	$15.16
Granted	1,065,430	$11.57
Vested	(908,036)	$14.46
Forfeited	(159,117)	$14.06

Balance, December 31, 2006	1,007,482	$12.17
     During the years ended December 31, 2006, 2005 and 2004, compensation expense related to restricted stock grants was $8,687, $10,411 and $9,078, respectively. In addition, pursuant to the severance agreements of certain senior officers the Company incurred charges of $4,344, $3,029 and $1,195 during the years ended December 31, 2006, 2005 and 2004, respectively, related to the accelerated vesting of restricted stock grants and the issuance of other equity instruments. The following table summarizes restricted share grant activity for the years ended December 31, 2006, 2005 and 2004:

		Share Price
	Shares	at Grant	Vesting
Date of Grant	Granted	Date	Period(1)
January 1, 2004	149,000	$16.95	3 years
January 2, 2004	442,730	$16.95	4 years
March 31, 2004	27,500	$16.95	3 years
June 6, 2004	12,229	$14.31	4 years
January 4, 2005	520,516	$15.80	4 years
April 15, 2005	16,700	$15.22	4 years
April 27, 2005	16,000	$15.30	4 years
May 24, 2005	19,481	$15.50	3 years
June 15, 2005	11,249	$15.88	3 years
October 17, 2005	6,000	$13.59	3 years
January 1, 2006	539,326	$11.97	4 years
March 31, 2006	6,000	$11.65	3 years
June 1, 2006	20,104	$9.95	3 years
August 16, 2006	500,000	$11.21	3 years

	2,286,835

(1)	Restricted stock vests 33% on the one-year anniversary of the date of grant and then quarterly thereafter until fully vested for restricted share grants that have a three year vesting period. Restricted stock vests 25% on the one-year anniversary of the date of grant and then quarterly thereafter until fully vested for restricted share grants that have a four year vesting period.
     In May 2003, the Company’s board of trustees approved the 2003 Outperformance Plan (OPP). The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP consist of annual cash awards and a three year restricted share award. Award amounts determined under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is a three-year plan with an effective date of January 1, 2003. The aggregate amount of

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the award was determined at the end of the three-year term on January 1, 2006 to be $2,014 for the cash component and $0 for the contingent restricted stock component. The Company measured and recorded compensation expense over the service period in accordance with the provisions of APB No. 25 and FIN 28 based upon an interim estimate of the reward. No expense related to the OPP was recorded during year ended December 31, 2005. Under variable plan accounting treatment, during the year ended December 31, 2004, the Company reversed the expense related to the contingent restricted share component of the OPP of $5,238, which was recorded in the year ended December 31, 2003.
     The Company adopted the 2006 Long-Term Incentive Plan (LTIP) effective January 1, 2006, which succeeds the 2003 Outperformance Plan. The LTIP is a long-term, performance-based plan, using the growth in funds from operations (FFO), as defined by the National Association of Real Estate Investment Trusts, after adding back impairments recognized on properties. Under the LTIP, an aggregate of 4,800,000 common shares may be issued to senior executives under our 2002 Equity Incentive Plan. As of December 31, 2006, 1,440,000 target units were allocated to LTIP participants.
     Upon the achievement of certain FFO thresholds, as defined under the LTIP, and upon the occurrence of certain other events as more fully set forth in the LTIP, target units are earned and converted into restricted shares, subject to certain vesting criteria. Vested restricted shares are not transferred to the participant until the end of the LTIP, or December 31, 2012. The Company makes certain estimates as it relates to the probability of reaching the required FFO thresholds and records an accrual based on this assessment. As of December 31 2006, no accrual was recorded.
     In July 2006, the Company entered into an agreement with a third-party advisor to assist the Company with bank use real estate acquisition sourcing activities. In connection with entering into this agreement, the Company issued the advisor an unvested warrant to purchase 100,000 common shares of beneficial interest. While the agreement is still in effect, on each of first, second, third and fourth anniversary of this sourcing agreement, the Company will grant the advisor additional unvested warrants to purchase 100,000 common shares of beneficial interest. The purchase price of each warrant is equal to the closing common share price of the Company on the date of the respective grant. The advisor will earn, or vest in, each warrant if they successfully source acquisition transactions, as defined within the agreement, equal to $100,000. The right to vest in each warrant is cumulative; however, no warrant will be issued in advance of an anniversary date. The advisor must source and the Company must close transactions equal to $500,000 to vest all of the warrants. The Company will recognize the cost of the issued warrants, based on the fair value of the warrants on the date the performance condition is met, during the period in which the performance condition is met and capitalize this cost as a component of the acquired real estate.
(9) Net Income (Loss) Per Share
     The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) per share computations for the years ended December 31, 2006, 2005 and 2004:

	Basic and Diluted
	Year Ended December 31,
	2006	2005	2004
Loss from continuing operations	$(136,201)	$(83,419)	$(45,432)
Less: Dividends on unvested restricted share awards	1,034	1,396	1,799

Loss from continuing operations	$(137,235)	$(84,815)	$(47,231)

Income from discontinued operations	$115,603	$(10,196)	$23,187

Weighted average common shares and common share equivalents outstanding	128,644,625	121,171,897	108,117,197

Loss per share from continuing operations	$(1.07)	$(0.70)	$(0.44)

Income per share from discontinued operations	$0.90	$(0.08)	$0.22

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Diluted income (loss) per share assumes the conversion of all common share equivalents into an equivalent number of common shares, if the effect is not dilutive. The following share options and unvested restricted shares, both computed under the treasury stock method, and the weighted average Operating Partnership units were excluded from the diluted loss per share computations as their effect would have been antidilutive for the years ended December 31, 2006, 2005 and 2004:

	Year Ended December 31,
	2006	2005	2004
Share options	191,267	574,296	711,557
Unvested restricted shares(1)	228,480	500,859	741,932
Operating Partnership units	3,160,026	3,408,526	5,234,776

Total shares excluded from diluted loss per share	3,579,773	4,483,681	6,688,265

(1)	Includes shares that are contingently issuable under the OPP during the year ended December 31, 2005.
(10) Accumulated Other Comprehensive Loss
     The following table reflects components of accumulated other comprehensive loss for the years ended December 31, 2006, 2005 and 2004:

	Unrealized Gains	Interest Rate	Accumulated
	(Losses) on	Hedges on	Other
	Available for	Mortgage	Comprehensive
	Sale Securities	Notes Payable	Loss
Balance, December 31, 2003	$(344)	$(13,876)	$(14,220)
Change during year	(438)	(1,436)	(1,874)
Reclassification adjustments into statements of operations	409	1,625	2,034
Minority interest	(18)	(210)	(228)

Balance, December 31, 2004	$(391)	$(13,897)	$(14,288)
Change during year	(126)	4,771	4,645
Reclassification adjustments into statements of operations	530	2,773	3,303
Minority interest	(13)	(268)	(281)

Balance, December 31, 2005	$—	$(6,621)	$(6,621)

Reclassification adjustments into statements of operations	—	2,331	2,331
Minority interest	—	(108)	(108)

Balance, December 31, 2006	$—	$(4,398)	$(4,398)

     (11) Discontinued Operations and Assets Held for Sale
     The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) and separately classifies properties held for sale in the consolidated balance sheets and consolidated statements of operations. In the normal course of business, changes in the market may compel the Company to decide to classify a property as held for sale or reclassify a property that is designated as held for sale back to held for investment. In these situations, in accordance with SFAS No. 144, the property is transferred to held for sale or back to held for investment at the lesser of fair value or depreciated cost. Properties classified as held for sale as of December 31, 2006 are classified as such in the consolidated statement of operations for all periods presented for purposes of comparability.
     During the year ended December 31, 2006, the Company sold 128 properties in separate transactions for net sales proceeds of $1,413,247. The sales transactions resulted in a net gain of approximately $237,556, after minority interest of $74,046 for the year ended December 31, 2006, which was reported in discontinued operations.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     During the year ended December 31, 2005, the Company sold 82 properties, in separate transactions, and 48 properties in bulk transactions, for net sales proceeds of $120,778. The sales transactions resulted in a net gain of approximately $20,194, after minority interest of $562 for the year ended December 31, 2005, which was reported in discontinued operations.
     During the year ended December 31, 2004, the Company sold 48 properties and a 30% interest in one property, in separate transactions for net sales proceeds of $244,096. The sales transactions resulted in a net gain of approximately $28,543, after minority interest of $934. An income tax provision was not required for the year ended December 31, 2004 because the gains realized were offset by other net losses of the taxable REIT subsidiary, which was reported in discontinued operations.
     In accordance with the provisions of SFAS No. 144, the Company had classified 237 and 52 properties as held for sale as of December 31, 2006 and 2005, respectively. The following table summarizes information for these properties:

	December 31,
	2006	2005
Assets held for sale:
Real estate investments, at cost:
Land	$84,226	$45,694
Buildings	388,228	234,195
Equipment and fixtures	68,760	37,693

Total real estate investments, at cost	541,214	317,582
Less accumulated depreciation	(41,181)	(22,004)

	500,033	295,578
Intangible assets, net	76,600	35,929
Other assets, net	18,148	9,831

Total assets held for sale	594,781	341,338

Liabilities related to assets held for sale:
Mortgage notes payable	221,268	233,689
Accrued expenses	14,519	6,320
Below-market lease liabilities, net	6,413	177
Deferred revenue	5,191	3,459
Tenant security deposits	407	20

Total liabilities related to assets held for sale	247,798	243,665

Net assets held for sale	$346,983	$97,673

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     During the nine months ended September 30, 2007, the Company sold or held for sale 20 investment properties and one sub-parcel owned by the Company and had not classified these assets as held for sale as of December 31, 2006. The results of operations from such properties have been reclassified as income (loss) from discontinued operations for the years ended December 31, 2006, 2005 and 2004 in the consolidated financial statements. In addition, the Company reclassified 17 investment properties owned by the Company that had been classified as held for sale as of December 31, 2006 to held for investment as of September 30, 2007. The results of operations from these properties have reclassified as income (loss) from continuing operations for the years ended December 31, 2006, 2005, and 2004. These reclassifications do not have an effect on the Company’s previously reported net income. The net effect of these reclassifications resulted in an increase in income from discontinued operations of $3,623 for the year ended December 31, 2006, and a decrease in income from discontinued operations of $641 and $1,044 for the years ended December 31, 2005 and 2004, respectively.
     The following operating results of the properties held for sale as of December 31, 2006, 2005 and 2004 and the properties sold during the years ended December 31, 2006, 2005 and 2004 are included in discontinued operations for all periods presented:

	Year Ended December 31,
	2006	2005	2004
Operating results:
Revenues	$159,723	$180,471	$115,429
Operating expenses	82,395	93,870	54,350
Impairment loss	52,522	3,441	3,615
Interest expense	53,819	53,290	22,434
Depreciation	48,315	62,772	37,475

Loss from operations before minority interest	(77,328)	(32,902)	(2,445)
Minority interest	1,783	3,079	149

Loss from operations, net	(75,545)	(29,823)	(2,296)

Yield maintenance fees	(61,972)	(583)	(3,163)
Minority interest	15,564	16	103

Yield maintenance fees, net	(46,408)	(567)	(3,060)

Gain on disposals	311,602	20,756	29,477
Minority interest	(74,046)	(562)	(934)

Gain on disposals, net	237,556	20,194	28,543

Income (loss) from discontinued operations	$115,603	$(10,196)	$23,187

     Discontinued operations have not been segregated in the consolidated statements of cash flows.
(12) Leasing Agreements
     The Company’s properties are leased and subleased to tenants under operating leases with expiration dates extending to the year 2031. These leases generally contain rent increases and renewal options. Future minimum rental payments under noncancelable leases, excluding reimbursements for operating expenses, as of December 31, 2006 are as follows:

2007	$323,002
2008	317,018
2009	307,725
2010	291,962
2011	268,238
2012 and thereafter	1,842,319

Total	$3,350,264

     As of December 31, 2006, the Company leased bank branches and office buildings from third parties with expiration dates extending to the year 2085 and has various ground leases with expiration dates extending through 2087. These lease obligations generally contain rent increases and renewal options.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Future minimum lease payments under non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$17,839
2008	17,764
2009	17,790
2010	17,555
2011	17,470
2012 and thereafter	182,624

Total	$271,042

(13) Repositioning
     On August 17, 2006, the Company announced the appointment of a new President and Chief Executive Officer as well as strategic and organizational initiatives designed to reposition the Company, reduce costs and improve performance. As a result of this initiative the Company incurred severance and stock compensation costs, leasehold termination costs and professional and fees as follows:

					As of December 31,
				Accrued	2006
	Charges During			Repositioning	Total
	the			as	Costs &	Total
	Year Ended		Amortization	of	Adjustments	Expected
	December 31,	Cash	and Other	December 31,	to	Costs &
	2006	Payments	Adjustments	2006	Date	Adjustments
Cash severance	$17,573	$(17,205)	$—	$368	$17,573	$17,573
Stock compensation	4,344	—	(4,344)	—	4,344	4,344
Lease termination costs	2,675	(499)	(56)	2,120	2,675	2,675
Professional and other fees	6,390	(5,928)	(75)	387	6,390	6,390

	$30,982	$(23,632)	$(4,475)	$2,875	$30,982	$30,982

14) Transactions with Related Parties
     On October 31, 2005, the Company acquired the remaining 11% limited partnership minority interest in the entity that owns 123 South Broad Street property in Philadelphia, PA. The purchase price of the remaining 11% limited partnership minority interest of $3,034 was paid through the issuance of units in the Company’s Operating Partnership. The parties to the contribution agreement included our founder and a trust controlled by his spouse. They owned 5.01% and 0.81% of the limited partnership interest, respectively, and received 135,962 and 21,982 limited partnership units in the Operating Partnership, respectively, for their interests.
     Until August 2006, the Company leased space in two office buildings from real estate partnerships controlled by the Company’s founder and his spouse. Total rent payments under these office leases were approximately $117, $165, and $156 for the years ended December 31, 2006, 2005 and 2004, respectively, and are included within marketing, general and administrative expenses in the accompanying consolidated statements of operations. On August 17, 2006 in connection with the separation of our founder, the Company terminated its leasehold obligations in both buildings for an aggregate amount of $407. These termination fees are included within repositioning costs for the year ended December 31, 2006.
     A former officer of the Company owns a one-third interest in a leasing company that provided leasing services. Leasing commissions charged to expense related to these services were approximately $248, $241 and $261 for the years ended December 31, 2006, 2005 and 2004, respectively.
     In January 2007, the Company entered into a lease agreement with a public company which employs a member of our board of trustees as one of its executive officers. Annual rent due under this lease is approximately $1,300 on an annualized basis over the five year term. The Company believes it has negotiated the terms of this lease at arms-length.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     (15) Commitments and Contingencies
     On June 25, 2004, the Company entered into an agreement to sublease from Charles Schwab and Co., Inc. (Schwab) approximately 288,000 square feet of vacant space in Harborside, a Class A office building in Jersey City, New Jersey, and to assume certain management functions over an additional approximately 306,000 square feet of space in the same building that is also leased to Schwab but has been subleased by Schwab to third party tenants. In the event that any of the existing subtenants default on their leases (and the space thereafter becomes available), or any existing subtenants fail to renew their leases upon expiration, the Company has agreed to sublease this additional space from Schwab. All of the Company’s subleases with Schwab will terminate in September 2017, the same date that Schwab’s leases with the ultimate owner terminate. In exchange for the agreements described above, Schwab paid the Company a sublease management and standby subtenant fee of approximately $11,541. Additionally, Schwab will provide a rent credit against the Company’s initial sublease obligations, payable through December 31, 2007, totaling approximately $40,028, including $27,820 of payments made through December 31, 2006. The sublease management fee and rent credit will be ratably recognized as income and a reduction to rent expense, respectively, over the terms of the agreements. As security for the Company’s obligation under the sublease management, subtenant and standby subtenant agreements, the Company must provide Schwab with an irrevocable, standby letter of credit, which will increase concurrently with each rent credit and sublease management fee payment made by Schwab up to $51,569 and then will decrease over the term of the Company’s obligation through September 2017. As of December 31, 2006, the standby letter of credit had a face amount of $39,361.
     As of December 31, 2006, we had approximately $11,188 in pending acquisitions under outstanding notifications under formulated price contracts. Since formulated price agreements require the Company, with limited exceptions, to purchase all bank branches, subject to notification, that the counter parties determine to be surplus properties, the total contractual obligation under these agreements is not quantifiable. The Company is required to purchase properties at a formulated price typically based on the fair market value of the property as determined through an independent appraisal process, which values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Under these agreements, the Company is also required to assume the rights and obligations of the financial institution under leases pursuant to which the financial institution leases surplus bank branches. The Company assumes the obligations to pay rent under these leases. In exchange, the Company receives an amount typically equal to 25% to 35% of the future rental payments due under the leasehold interest acquired. Current agreements are renewable on an annual basis, and may be terminated upon 90 days prior written notice. The purchase of these properties or assumption of the leasehold interests is done on an “as-is” basis; however, the Company is not required to acquire properties with certain environmental or structural problems or with defects in title that render the property either unmarketable or uninsurable at regular rates or that materially reduce the value of the property or materially impair or restrict its contemplated use. If the Company subsequently discovers issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations, or other significant problems, the Company typically has no recourse against the seller and the value of the property may be less than the amount paid for such property. Should the Company default on its purchase obligation, the Company would forfeit its initial deposit and any supplemental deposits made with the financial institution. In addition, with respect to the assumption of leasehold interests, the Company would be liable for any rental payments due under the leasehold interests. At December 31, 2006 and 2005, total deposits of $299 and $384, respectively, were held with financial institutions and included in prepaid expenses and other assets in the accompanying consolidated balance sheets. These deposits will be returned to the Company at the expiration date of the respective agreements.
     The Company may be subject to claims or litigation in the ordinary course of business. When identified, these matters are usually referred to the Company’s legal counsel or insurance carriers. In the opinion of management, at December 31, 2005, there are no outstanding claims against the Company that would have a material adverse effect on the Company’s financial position or results of operations.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     (16) Summary Quarterly Results (Unaudited)
     The following is a summary of interim financial information as previously reported (in thousands, except per share data):

Year Ended December 31, 2006	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total revenues	$139,611	$141,679	$123,496	$108,939
Net Income (loss)	(23,408)	13,457	(56,183)	45,536
Income (loss) allocated to common shares	(23,408)	13,457	(56,183)	45,536
Basic and diluted income (loss) per share	$(0.19)	$0.10	$(0.44)	$0.35

Year Ended December 31, 2005	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total revenues	$124,764	$133,224	$146,572	$141,364
Net loss	(22,142)	(25,151)	(25,359)	(20,964)
Loss allocated to common shares	(22,142)	(25,151)	(25,359)	(20,964)
Basic and diluted loss per share	$(0.20)	$(0.21)	$(0.20)	$(0.17)